As filed with the Securities and Exchange Commission on June 22, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PONIARD PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Washington	91-1261311
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7000 Shoreline Court

Suite 270

South San Francisco, California 94080

(Address of principal executive offices, including zip code)

PONIARD PHARMACEUTICALS, INC. AMENDED AND
RESTATED 2004 INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Anna Lewak Wight

Vice President, Legal and Corporate Secretary

Poniard Pharmaceuticals, Inc.

300 Elliot Avenue West, Suite 500

Seattle, Washington  98119-4114

(206) 281-7001

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Faith M. Wilson

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, Washington  98101-3099

(206) 359-8000

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.02 per share, under the Amended and Restated 2004 Incentive Compensation Plan	15,000,000	$7.15	$107,250,000	$3,293

(1)             Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(2)             Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended.  The Proposed Maximum Offering Price Per Share is estimated to be $7.15, based on the average of the high ($7.25) and low ($7.05) sales prices of the Registrant’s common stock on June 18, 2007, as reported by the NASDAQ Stock Market.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration Statement:

(a)           The Registrant's Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 16, 2007, as supplemented and amended by Amendment No. 1 to Form 10-K/A, filed on April 13, 2007, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b)           The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed on May 10, 2007;

(c)           The Registrant's Current Reports on Form 8-K filed on January 4, 2007, February 8, 2007, February 16, 2007, March 19, 2007 (excluding Item 2.02 and the related Item 9.01), April 13, 2007, April 19, 2007, April 25, 2007, May 1, 2007, May 9, 2007, May 18, 2007, May 23, 2007 and June 4, 2007; and

(d)           The description of the Registrant's common stock contained in the Registration Statement on Form 8-A, filed on March 21, 1988, under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including all amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed, except for information furnished under Item 2.02 or Item 7.01 of Current Report on Form 8-K, which information shall not be deemed to be filed and shall not be incorporated by reference herein.

Item 4.  DESCRIPTION OF SECURITIES

Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").  Article XIII of the Registrant's Amended and Restated Articles of Incorporation and Section 12 of the Registrant's Restated Bylaws, as amended, provide, respectively, for indemnification of the Registrant's directors and for indemnification of the Registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law.  Section 12 of the Registrant's Restated Bylaws, as

amended, also provides that the Registrant may maintain a liability insurance policy to indemnify its officers and directors against liability they may incur for serving in those capacities.  The Registrant currently maintains such a policy. The Registrant has entered into indemnification agreements with each of its directors.  The indemnification agreements set out, among other things, the process for determining entitlement of indemnification rights, the limitations on indemnification, and the requirements relating to notice and defense of claims for which indemnification is sought.

Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.  Article XII of the Registrant's Amended and Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Registrant and its shareholders.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.  EXHIBITS

Exhibit No.	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the common stock being registered

23.1	Consent of KPMG LLP, independent registered public accounting firm

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1

Poniard Pharmaceuticals, Inc. Amended and Restated 2004 Incentive Compensation Plan, as amended and restated effective June 14, 2007 (incorporated by reference to Annex A to Schedule 14A filed on May 9, 2007)

Item 9.  UNDERTAKINGS

A.        The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 21st day of June, 2007.

PONIARD PHARMACEUTICALS, INC.

By:	/s/ Gerald McMahon
Gerald McMahon, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Ronald A. Martell, Anna Lewak Wight and Caroline M. Lowey, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all post-effective amendments to this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 21st day of June, 2007.

Signature	Title

/s/ Gerald McMahon	Chief Executive Officer and Chairman of the Board of Directors
Gerald McMahon, Ph.D.	(Principal Executive Officer)

/s/ Robert S. Basso	Director
Robert S. Basso

/s/ Frederick B. Craves	Director
Frederick B. Craves, Ph.D.

/s/ E. Rolland Dickson	Director
E. Rolland Dickson, M.D.

/s/ Carl S. Goldfischer	Director
Carl S. Goldfischer, M.D.

/s/ Robert M. Littauer	Director
Robert M. Littauer

/s/ Ronald A. Martell	Director, President and Chief Operating Officer
Ronald A. Martell

/s/ Nicholas J. Simon	Director
Nicholas J. Simon, III

/s/ David R. Stevens	Director
David R. Stevens

/s/ Caroline M. Loewy	Chief Financial Officer
Caroline M. Loewy	(Principal Financial Officer)

/s/ Michael K. Jackson	Principal Accounting Officer
Michael K. Jackson

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the common stock being registered

23.1	Consent of KPMG LLP, independent registered public accounting firm

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1

Poniard Pharmaceuticals, Inc. Amended and Restated 2004 Incentive Compensation Plan, as amended and restated effective June 14, 2007 (incorporated by reference to Annex A to Schedule 14A filed on May 9, 2007)